For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE DIRECTOR WILLIAM R. RINGO TO RESIGN BOARD POSITION

DURHAM, NC - March 10, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that William R. Ringo, Jr. will resign from the Board of Directors of Inspire Pharmaceuticals, Inc., at the Company's annual meeting scheduled for June 10, 2008. Mr. Ringo has accepted a position as Senior Vice President of Strategy and Business Development at Pfizer Inc.

"Since joining the Inspire Board in 2003, Bill has been a great contributor," stated Kenneth B. Lee, Jr., Inspire's Board Chairman. "He has provided valuable insights to Inspire, especially related to our commercial strategy, based on his extensive pharmaceutical and biotechnology company experience. We are very pleased for Bill and wish him the best in this significant new opportunity."

"I have been pleased to work with Inspire's management team and my fellow Directors over the past five years. I am proud of the Company's accomplishments," stated William R. Ringo, Jr. "As I move on, I look forward to tracking Inspire's future developments."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

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